Exhibit 10.1

FORBEARANCE AND AMENDMENT AGREEMENT

This Waiver and Amendment Agreement (this "Agreement"), dated as of May 17, 2016, is made by and between JGB (Cayman) Waltham Ltd. (the "Holder") and InterCloud Systems, Inc., a Delaware corporation (the "Company").

WHEREAS, the Holder and the Company have entered into a Securities Purchase Agreement dated as of December 29, 2015 (as the same may be amended, amended and restated, supplemented or otherwise modified from time to time in accordance with its provisions, the "Securities Purchase Agreement"), whereby the Company issued and sold to the Holder, and the Holder purchased from the Company, a 10% Original Issue Discount Senior Secured Convertible Debenture in the original principal amount of $7,500,000 (as subsequently amended and restated, and as may be amended, amended and restated, supplemented or otherwise modified from time to time in accordance with its provisions, the “Debenture”);

WHEREAS, the outstanding principal balance owed by Company to Holders under the Debenture is $6,100,000;

WHEREAS, the Company’s obligations under the Debenture and the other Transaction Documents are unconditionally guaranteed by each of the entities executing the guarantor acknowledgment attached hereto (collectively, the “Guarantors” and each a “Guarantor”);

WHEREAS, as security for all of the indebtedness and obligations due to Holders under the Debenture and the other Transaction Documents (collectively, the "Obligations"), Company and the Guarantors executed and delivered to the Holder a certain Security Agreement dated as of December 29, 2015 (as the same may be amended, amended and restated, supplemented or otherwise modified from time to time in accordance with its provisions, the "Security Agreement"), granting to Holders a security interest in the collateral, as defined in the Security Agreement (the "Collateral");

WHEREAS, the Company is in default under the Debenture;

WHEREAS, the Company and the Guarantors have requested that the Holder forbear from exercising its rights and remedies under the Debenture and the other Transaction Documents;

WHEREAS, the Holder is willing to forbear from exercising such rights and remedies for a limited period of time, provided that the Company and the Guarantors comply with the terms and conditions of this Agreement;

WHEREAS, in partial consideration of such forbearance, the Company has agreed to amend the Securities Purchase Agreement, and amend and restate the Debenture;

WHEREAS, in partial consideration of such forbearance, and in replacement of substantial rights of the Holder foregone in connection with such forbearance and the amendment and restatement of the Debenture, and as an extension of the Company’s original obligations under the Debenture, the Company and the Guarantors have agreed to issue to the Holder a 0.67% Senior Secured Note made by the Company in substantially the form attached hereto as Exhibit A (the “Note”).

NOW, THEREFORE, in consideration of the premises set forth above and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.         Definitions. Capitalized terms used and not defined in this Agreement shall have the respective meanings given them in the Debenture.

2.         Borrower Acknowledgments. The Company and the Guarantors acknowledge and agree that:

2.1              Defaults. The following Events of Default have occurred and are continuing under Section 8(a)(ii) and Section 8(a)(iii) of the Debenture and Section 4 of that certain Consent, dated February 18, 2016, by and between the Company and the Holder (collectively, the "Existing Defaults").

2.2              Transaction Documents. The Debenture, the Securities Purchase Agreement, the Subsidiary Guaranty, the Security Agreement, the other Transaction Documents and all other agreements, instruments and other documents executed in connection with or relating to the Obligations or the Collateral (the "Debenture Documents") are legal, valid, binding and enforceable against the Company and Guarantors in accordance with their terms.

2.3              Obligations. The Obligations are not subject to any setoff, deduction, claim, counterclaim or defenses of any kind or character whatsoever.

2.4              Collateral. The Holder has valid, enforceable and perfected security interests in and liens on the Collateral, as to which there are no setoffs, deductions, claims, counterclaims or defenses of any kind or character whatsoever.

2.5              Right to Accelerate Obligations. As a result of the Existing Defaults, the Holder has the right to accelerate the maturity and demand immediate payment of the Obligations.

2.6              Default Notice. The Holder and each Guarantor hereby waive any rights to receive further notice of the Existing Defaults. All applicable cure periods relating to the Existing Defaults have lapsed.

2.7              Default Interest Rate. By reason of the Existing Defaults, the Holder has the right, as of April 13, 2016, to impose the default rate of interest under the Debenture. Effective April 13, 2016 through the Effective Date (as defined below), the interest rate under the Debenture was fifteen percent (15%) per annum.

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2.8              No Waiver of Defaults. Except as expressly set forth herein, neither this Agreement, nor any actions taken in accordance with this Agreement or the Debenture Documents shall be construed as a waiver of or consent to the Existing Defaults or any other existing or future defaults under the Debenture Documents, as to which the Holder’s rights shall remain reserved.

2.9              Preservation of Rights and Remedies. Upon expiration of the Forbearance Period (as defined below), all of the Holder’s rights and remedies under the Debenture Documents and at law and in equity shall be available without restriction or modification, as if the forbearance had not occurred.

2.10            Holder Conduct. The Holder has fully and timely performed all of its obligations and duties in compliance with the Debenture Documents and applicable law, and has acted reasonably, in good faith and appropriately under the circumstances.

2.11          Purpose of Forbearance. The purpose of this Agreement is to provide the Company with a period of time to file its annual report on Form 10-K for the fiscal year ended December 31, 2015, and thereby cure the Existing Defaults.

2.12           Request to Forbear. The Company and the Guarantors have requested the Holder’s forbearance as provided herein, which shall inure to their direct and substantial benefit.

3.         Amendment and Restatement of the Debenture; Reconfirmation of Guaranty and Security Interest.

3.1              Amendment and Restatement. As partial consideration for Holder’s forbearance, effective upon the Effective Date, the Debenture shall be amended and restated in its entirety in substantially the form attached hereto as Exhibit B (the “A&R Debenture”). Notwithstanding the amendment and restatement of the Debenture, the Company acknowledges and agrees that, as of the Effective Date, the Existing Defaults under the Debenture shall continue to constitute Existing Defaults under the A&R Debenture.

3.2              Reconfirmation of Liens and Security Interest. Nothing herein or the A&R Debenture shall impair or limit the continuation of the liens and security interests granted to the Holder under the Security Agreement, the other Security Documents (as defined in the Securities Purchase Agreement), pursuant to the Consent, dated March 9, 2016, by and among the Company and the Holder, or any deposit account control agreement with any depositary bank (collectively, the “Security Instruments”), which liens are continued in full force and effect pursuant to and as provided therein, and which liens secure all Obligations (as defined in the Security Agreement). In addition, the Company and each Guarantor agrees that all references to the “Obligations” in any Security Instrument includes the Note and all of the Company’s obligations under the Note. The Company and each Guarantor agrees that any reference to the Debenture in any Security Instrument means the Debenture as amended and restated pursuant to this Agreement and the Note. The Company and each Guarantor acknowledges the continuing existence and priority of all liens and security interests granted, conveyed, and assigned pursuant to the Security Instruments to which it is a party, in accordance with such instruments, and agrees to perform such acts and duly authorize, execute, acknowledge, deliver, file, and record such additional documents and certificates as the Holder requests in order to perfect, preserve, and protect such liens and security interests.

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3.3              Reconfirmation of Guarantees. Each Guarantor acknowledges the amendment and restatement of the Debenture pursuant to this Agreement and ratifies and confirms that the Subsidiary Guaranty executed by such Guarantor is not released, diminished, impaired, reduced, or otherwise adversely affected by such amendment and restatement and continues to guarantee and assure the full payment and performance of all present and future obligations under the A&R Debentures and the other Debenture Documents.

4.         Amendments to the Securities Purchase Agreement. As partial consideration for the Holder’s forbearance, effective upon the Effective Date, the Company and the Holder hereby agree that Section 4.4(b) of the Securities Purchase Agreement is deleted in its entirety.

5.         Conditions Precedent. This Agreement shall not become effective unless and until the date (the "Effective Date") that each of the following conditions shall have been satisfied in the Holder’s sole discretion, unless waived in writing by the Holder:

5.1              Delivery of this Agreement. The Company and each Guarantor shall have delivered or caused to be delivered a duly executed copy of this Agreement.

5.2              Delivery of A&R Debenture. The Company shall have delivered a duly executed “ink original” copy of the A&R Debenture.

5.3              Delivery of Note. The Company shall have delivered a duly executed “ink original” copy of the Note. The Company acknowledges and agrees that, as of the Effective Date, the Existing Defaults under the Debenture shall apply to and constitute Existing Defaults under the Note.

5.4              Non-Accountable Expense Reimbursement. The Company shall have reimbursed the Holder the non-accountable sum of $37,500 for expenses by wire transfer of immediately available funds in accordance with the wire instructions set forth on Schedule A hereto by 12PM New York time on May 18, 2016.

5.5              Professional Fees and Other Expenses. The Company shall have paid to the Holder an expense reimbursement for the reasonable costs and expenses (including attorneys' fees) incurred in connection the Holder’s management of investment in the Debentures in amount equal to $28,000 by wire transfer of immediately available funds to Haynes & Boone LLP in accordance with the wire instructions set forth on Exhibit B hereto by 12PM New York time on May 18, 2016.

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6.         JGB Forbearance.

6.1              Forbearance Period. Subject to compliance by Company and Guarantors with the terms and conditions of this Agreement, the Holder hereby agrees to forbear from exercising its rights and remedies against Company and the Guarantors under the Debenture Documents and the Note with respect to the Existing Defaults during the period (the "Forbearance Period") commencing on the Effective Date and ending on the earlier to occur of (i) June 15, 2016 (which date shall be extended to June 30, 2016 in the event the Company receives an extension from NASDAQ until at least July 5, 2016, to comply with its listing requirements and the Common Stock continues to be listed and is trading (without any suspension) on the Principal Market), and (ii) the date that any Forbearance Default (as defined below) occurs. The Holder’s forbearance with respect to the Existing Defaults, as provided herein, shall immediately and automatically cease without notice or further action on the earlier to occur of clause (i) or (ii) of the preceding sentence (the "Termination Date"). On and from the Termination Date, the Holder may, in its sole discretion, exercise any and all remedies available to it under the Debenture Documents or the Note by reason of the continuation of the Existing Defaults.

6.2              Interest During Forbearance Period. For the avoidance of doubt, during the Forbearance Period, interest under the A&R Debenture and the Note shall accrue at 0.67% per annum.

6.3              Extension of Forbearance Period. In the sole discretion of the Holder and without obligation, after the Termination Date, the Holder may renew or extend the Forbearance Period, or grant additional forbearance periods.

6.4              Scope of Forbearance. During the Forbearance Period, the Holder will not solely on account of the Existing Defaults (i) accelerate the maturity of the Obligations or initiate proceedings to collect the Obligations or (ii) initiate proceedings to enforce the Subsidiary Guarantee. Notwithstanding the foregoing or any other provision of this Agreement to the contrary, and for the avoidance of doubt, the Holder reserves all rights with respect to any Events of Default under the Debenture Documents and the Note other than the continuation of the Existing Defaults and does not agree to forbear, and does not forbear, during the Forbearance Period or otherwise, from taking any action or exercising any rights or remedies available to it under the Debenture Documents or the Note or at law or in equity in connection with any Event of Default other than solely the Existing Defaults.

7.         Right of First Offer.

7.1             Right of First Offer. Each time the Company proposes to raise any capital to refinance any indebtedness owed to Forward Investments LLC (the “Forward Notes Refinancing”), the Company shall first make an offering of such Forward Notes Refinancing in accordance with the following provisions of this Section 7.

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7.2              Offer Notice. The Company shall give written notice (the “Offer Notice”) to the Holder stating the existence of the proposed Forward Notes Refinancing and specifying the material terms and conditions as known, agreed to or proposed at that time pursuant to which the Company proposes to enter into the Forward Notes Refinancing. The Offer Notice shall constitute the Company’s offer to the Holder to enter into the Forward Notes Refinancing with the Holder, which offer shall be irrevocable for a period of fifteen (15) days (the “ROFO Notice Period”). During the ROFO Notice Period, the Company will negotiate exclusively with the Holder and will not, directly or indirectly, solicit any offers from, respond to any unsolicited offers from, or enter into or conduct any discussions or negotiations with other financing sources.

7.3              Exercise of Right of First Offer. Upon receipt of the Offer Notice, the Holder shall have until the end of the ROFO Notice Period to elect to enter into the Forward Notes Refinancing by delivering a written notice (a “ROFO Offer Notice”) to the Company stating that it offers to enter into the Forward Notes Refinancing on the exact terms specified in the Offer Notice. If the Holder does not deliver a ROFO Offer Notice during the ROFO Notice Period, the Holder shall be deemed to have waived all its rights to participate in the Forward Notes Refinancing under this Section 7, and the Company may, during the thirty (30) day period following the expiration of the ROFO Notice Period (the “Waived ROFO Period”), consummate the Forward Notes Refinancing with an independent third party on material terms and conditions no more favorable to the independent third party than those set forth in the Offer Notice. If the Company does not consummate the Forward Notes Refinancing within the Waived ROFO Transfer Period, the rights provided hereunder shall be deemed to be revived and the Forward Notes Refinancing shall not be offered to any person unless first re-offered to the Holder in accordance with this Section 7. A waiver of one Forward Notes Refinancing will not constitute a waiver on any other future Forward Notes Refinancing.

8.         Release of Claims and Waiver of Defenses. In further consideration of the Holder’s execution of this Agreement, Company and the Guarantors, on behalf of themselves and their successors, assigns, parents, subsidiaries, affiliates, officers, directors, employees, agents and attorneys hereby forever, fully, unconditionally and irrevocably waive and release the Holder and its successors, assigns, parents, subsidiaries, affiliates, officers, directors, employees, attorneys and agents (collectively, the "Releasees") from any and all claims, liabilities, obligations, debts, causes of action (whether at law or in equity or otherwise), defenses, counterclaims, setoffs, of any kind, whether known or unknown, whether liquidated or unliquidated, matured or unmatured, fixed or contingent, directly or indirectly arising out of, connected with, resulting from or related to any act or omission by the Holder or any other Releasee with respect to the Debenture Documents and the Note and any Collateral, other than the Holder’s or any Releasee's willful misconduct on or before the date of this Agreement (collectively, the "Claims"). The Company and the Guarantors further agree that neither Company nor any Guarantor shall commence, institute, or prosecute any lawsuit, action or other proceeding, whether judicial, administrative or otherwise, to collect or enforce any Claim.

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9.         Forbearance Defaults. The occurrence of one or more of the following shall constitute a "Forbearance Default" under this Agreement: (1) Company or the Guarantors shall fail to abide by or observe any term, condition, covenant or other provision contained in this Agreement or any document related to or executed in connection with this Agreement; (2) a default or event of default shall occur under any Debenture Document or the Note or any document related to or executed in connection with this Agreement (other than the Existing Defaults); (3) any Guarantor ceases to exist or attempts to revoke or terminate its liability under its Subsidiary Guarantee, or challenges the validity or enforceability of its Subsidiary Guaranty, or denies any further liability or obligation thereunder; (4) the Company or any Guarantor: (a) becomes insolvent; (b) is generally not, or is unable to, or admits in writing its inability to, pay its debts as they become due; (c) (i) commences any case, proceeding or other action under any existing or future law relating to bankruptcy, insolvency, reorganization, or other relief of debtors, seeking (A) to have an order for relief entered with respect to it, or (B) to adjudicate it as bankrupt or insolvent, or (C) reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (D) appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or (ii) makes a general assignment for the benefit of its creditors; (d) has commenced against it in a court of competent jurisdiction any case, proceeding or other action of a nature referred to in clause (c) above which (i) results in the entry of an order for relief or any such adjudication or appointment or (ii) remains undismissed, undischarged, unstayed or unbonded for 10 days; or (e) ceases to conduct business in the ordinary course; (5) a tax lien, warrant or levy is imposed on the Company or any Collateral; (6) the Company, any Guarantor, or any of their respective creditors commences a case, proceeding or other action against the Holder relating to any of the Obligations, Collateral, Debenture Documents, the Note, this Agreement, or any action or omission by the Holder or its agents in connection with any of the foregoing; (7) any other creditor of Company or any Guarantor obtains a judgment against the Company or any Guarantor in excess of $250,000 seeking to collect any material debt, obligation or liability; (8) any representation or warranty of the Company or any Guarantor made herein shall be false, misleading or incorrect in any material respect when made; and/or (9) the Company or any Guarantor takes an action, or any event or condition occurs or exists, which the Holder reasonably believes in good faith is inconsistent in any material respect with any provision of this Agreement, or impairs, or is likely to impair, the prospect of payment or performance by Company of its obligations under this Agreement or any of the Debenture Documents or the Note.

10.       Remedies. Immediately upon the occurrence of a Forbearance Default: (1) the Forbearance Period shall immediately and automatically cease without notice or further action without notice to, or action by, any party, (2) the Holder shall be entitled to exercise any or all of its rights and remedies under the Debenture Documents, the Note, this Agreement, or any stipulations or other documents executed in connection with or related to this Agreement or any of the Debenture Documents or the Note, or applicable law, including, without limitation, the appointment of a receiver, (3) the Company and each Guarantor shall cooperate with the Holder’s repossession of all personal property Collateral, and the Company and each Guarantor shall immediately surrender to the Holder upon the Holder’s request, at the time and place designated by the Holder, all Collateral in its possession, and/or (4) the Holder may set off or apply to the payment of any or all of the Obligations and the obligations due to the Holder under the Note, any deposit balances, any or all of the Collateral or proceeds thereof.

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11.       Representations, Warranties and Covenants.

11.1             The Company represents and warrants to the Holder that, as of the date hereof:

(a)          Other than the Existing Defaults, no Event of Default under the Debenture has occurred or is continuing.

(b)          The Company and each Guarantor has complied in all material respects with their respective obligations under the Transaction Documents.

(c)          Pursuant to Rule 144 promulgated under the Securities Act, the holding period of the A&R Debenture and the Conversion Shares tacks back to December 29, 2015. The Company agrees not to take a position contrary to this paragraph. The Company agrees to take all actions, including, without limitation, the issuance by its legal counsel of any legal opinions to the Holder or the Company’s transfer agent necessary to issue the Conversion Shares without restriction and not containing any restrictive legend without the need for any action by the Holder in connection with a sale of the Conversion Shares by the Holder.

(d)          All Conversion Shares issuable under the A&R Debenture may be issued without violating the rules and regulations of the NASDAQ Capital Market and without any requirement for stockholder approval.

11.2            In the event, at any time following the Effective Date, the Company’s representation in Section 11.1(d) of this Agreement is no longer true and correct, the Company shall take all actions necessary to allow the Conversion Shares to be issued in accordance with the terms of the A&R Debenture.

12.       Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the Company and the Holder, and each of their respective successors and assigns.

13.       Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York. The parties agree that the state and federal courts located in New York County, New York shall have exclusive jurisdiction over any action, proceeding or dispute arising out of this Agreement and the parties submit to the personal jurisdiction of such courts.

14.       Counterparts. This Agreement may be executed in any number of counterparts, all of which shall constitute one and the same agreement, and any party hereto may execute this Agreement by signing and delivering one or more counterparts. Delivery of an executed counterpart of this Agreement electronically or by facsimile shall be effective as delivery of an original executed counterpart of this Agreement.

15.       Disclosure. Company confirms that neither it nor any other person or entity acting on its behalf has provided JGB or its counsel with any information that constitutes or might constitute material, nonpublic information. The Company will disclose the material terms of this Agreement and the transactions contemplated hereby by not later than 8 a.m. on May 20, 2016, or such earlier time as may be required by law, by means of a Current Report on Form 8-K filed with the Securities and Exchange Commission. Such Current Report on Form 8-K shall include as exhibits this Agreement, the A&R Debenture, and any other material agreement related to the foregoing. The Current Report on Form 8-K shall be subject to the prior review and comment of the Holder. From and after the filing of the Current Report on Form 8-K with the SEC, the Company acknowledges and agrees that the Holder shall not be in possession of any material, nonpublic information received from the Company, any Guarantor or any of their respective officers, directors, employees or agents.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

InterCloud Systems, Inc., as Company

By
Name:
Title:

JGB (Cayman) Waltham Ltd., as Holder

By
Name:	Brett Cohen
Title:	President

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ACKNOWLEDGED:

T N S, INC. By: _____________________________________ Name: Its:	INTEGRATION PARTNERS – NY CORPORATION By: _________________________________ Name: Its:
ADEX CORPORATION By: _________________________________ Name: Its:	AW SOLUTIONS, INC. By: _________________________________ Name: Its:
RENTVM INC. By: _________________________________ Name: Its:	ADEX PUERTO RICO LLC By: _________________________________ Name: Its:
ADEXCOMM CORPORATION By: _________________________________ Name: Its:	TROPICAL COMMUNICATIONS, INC. By: _________________________________ Name: Its:
AW SOLUTIONS PUERTO RICO, LLC By: _____________________________________ Name: Its:	RIVES MONTEIRO LEASING, LLC By: _____________________________________ Name: Its:
RIVES MONTEIRO ENGINEERING, LLC By: _________________________________ Name: Its:	NOTTINGHAM ENTERPRISES, LLC By: _________________________________ Name: Its:

[GUARANTOR ACKNOWLEDGEMENT TO FORBEARANCE AND AMENDMENT AGREEMENT DATED MAY 17, 2016].

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EXHIBIT A

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